Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2016, with respect to the consolidated financial statements and Internal Control over financial reporting included in the Annual Report of Emergent Capital, Inc. and its subsidiaries on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Emergent Capital, Inc. on Forms S-3 (File No. 333-198659, effective September 24, 2014 and File No. 333-198658, effective February 3, 2015) and on Form S-8 (File No. 333-172114, effective February 8, 2011).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida
March 14, 2016